Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders

Network Computing Devices, Inc. and Subsidiaries

Mountain View, California

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (No.'s 333-45964, 333-60359, 333-32067 and 333-12647) of Network Computing Devices, Inc. and subsidiaries of our report dated March 26, 2002 relating to the consolidated financial statements and schedule of Network Computing Devices, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/  BDO Seidman, LLP

April 23, 2002